CERTIFICATE OF DESIGNATION
OF THE RIGHTS, PREFERENCES, PRIVILEGES
AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
FORTH IN THE CERTIFICATE OF INCORPORATION
OR IN ANY AMENDMENT THERETO,
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
INVERSO CORP.

(Pursuant to Section 151 of the General Corporation Law of Delaware)

The undersigned, William A. Hartman and Bonnie L. Hartman, do hereby certify that:

A.            They are the duly elected and acting President and Secretary, respectively, of INverso Corp., a Delaware corporation (the “Corporation”).

B.             Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated September 28, 2009, the Board of Directors duly adopted the following resolutions:

WHEREAS, the Certificate of Incorporation of the Corporation, as amended, authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising Twenty Million (20,000,000) shares, none of which have been designated in a series or issued, and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a series of preferred stock consisting of Four Million (4,000,000) shares and designated as the “Series A Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to the Series A Convertible Preferred Stock as follows:

1.            Definitions.  For purposes of this Certificate of Designation, the following definitions shall apply:

1.1           “Board” shall mean the Board of Directors of the Corporation.

1.2           “Corporation” shall mean INverso Corp., a Delaware Corporation.

1.3           “Common Stock” shall mean the common stock, $0.001 par value per share, of the Corporation.

1.4           “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5           “Conversion Date” shall have the meaning set forth in Section 4(b).

1.6           “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation's stock).

1.7           “Holder” shall mean a holder of the Series A Convertible Preferred Stock.

1.8           “Original Issue Date” shall mean the date on which the first share of Series A Convertible Preferred Stock is issued by the Corporation.

1.9           “Original Issue Price” shall mean $1.00 per share for the Series A Convertible Preferred Stock.

1.10        “Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.11          “Series A Convertible Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

1.12          “Subsidiary” shall mean any corporation or limited liability company or corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2.              Dividend Rights.

2.1            In each calendar year, the holders of the then outstanding Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend).  No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Convertible Preferred Stock simultaneously.  Dividends on the Series A Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Convertible Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series A Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Company paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.2            Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series A Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series A Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.3            Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.           Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1            Series A Convertible Preferred Stock. The holders of each share of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, an amount per share equal to the Original Issue Price of the Series A Convertible Preferred Stock plus all declared but unpaid dividends on the Series A Convertible Preferred Stock.  If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series A Convertible Preferred Stock held by each holder thereof.

3.2            Participation Rights.  If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Convertible Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Preferred Stock pro rata according to the number and preferences of the shares of Common Stock and Preferred Stock (as converted to Common Stock) held by such holders.

3.3            Merger or Sale of Assets.  A reorganization or any other consolidation or merger of the Company with or into any other corporation, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 3, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the General Corporation Law of the State of Delaware and (iii) the rights contained in other Sections hereof.

3.4            Non-Cash Consideration.  If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board

4.            Conversion Rights.

(a)            Conversion of Preferred Stock.  Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time which the holder may elect, in whole or in part, into One Hundred (100) shares of Common Stock of the Company.

(b)            Procedures for Exercise of Conversion Rights.  The holders of any shares of Series A Convertible Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Series A Convertible Preferred Stock, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Company (if required by the Company), accompanied by written notice stating that the holder elects to convert such shares.  Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”  As promptly as practicable after the Conversion Date, but not later than ten (10) business days thereafter, the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled.  The holder shall be deemed to have become a shareholder of record on the Conversion Date.

(c)            No Fractional Shares.  No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock.  The number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock.  Any fractional shares of Common Stock which would otherwise be issuable upon conversion of the shares of Series A Convertible Preferred Stock will be rounded up to the next whole share.

(d)            Payment of Taxes for Conversions. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series A Convertible Preferred Stock.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(e)            Status of Common Stock Issued Upon Conversion.  All shares of Common Stock which may be issued upon conversion of the shares of Series A Convertible Preferred Stock will upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(f)             Status of Converted Preferred Stock.  In case any shares of Series A Convertible Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be issuable by the Company.

5.           Adjustment of Conversion Price.

(a)            General Provisions.  In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Company as an entirety to any other person, the shares of Series A Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Company or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series A Convertible Preferred Stock into Common Stock.  The provisions of this section 5(a) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.  The provisions of this section 5 shall not affect the conversion of the Class A Convertible Preferred Stock in the event of a forward or reverse stock split.

(b)           No Impairment.  The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Preferred Stock against impairment.  This provision shall not restrict the Company from amending its Articles of Incorporation in accordance with the General Corporation Law of the State of Delaware and the terms hereof.

6.           Notices.  Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if sent via facsimile or reputable overnight courier with a confirmation receipt and addressed to each holder of record at its address appearing on the books of the Company.

7.           Voting Provisions.  Each outstanding share of Series A Convertible Preferred Stock shall be entitled to One Hundred (100) votes per share on all matters to which the shareholders of the Company are entitled or required to vote.

8.           Protective Provisions.  The Company may not take any of the following actions without the approval of a majority of the holders of the outstanding Series A Convertible Preferred Stock:  (i) effect a sale of all or substantially all of the Company’s assets or which results in the holders of the Company’s capital stock prior to the transaction owning less than fifty percent (50%) of the voting power of the Company’s capital stock after the transaction, (ii) alter or change the rights, preferences, or privileges of the Series A Convertible Preferred Stock, (iii) increase or decrease the number of authorized shares of Series A Convertible Preferred Stock, (iv) authorize the issuance of securities having a preference over or on par with the Series A Convertible Preferred Stock, or (v) effectuate a forward or reverse stock split or dividend of the Company’s common stock.  Further, the Company agrees to effectuate a reverse stock split as soon as reasonably possible following the issuance of any shares of Series A Convertible Preferred Stock  so as to create enough authorized but unissued common stock to allow for the conversion of the Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary this 28th day of September, 2009.

By:	William A. Hartman	By:	Bonnie L. Hartman
Its:	President	Its:	Secretary

Exhibit B

Rule 144 (i)

i.	Unavailability to securities of issuers with no or nominal operations and no or nominal non-cash assets.

1.	This section is not available for the resale of securities initially issued by an issuer defined below:

i.
An issuer, other than a business combination related shell company, as defined in Rule 230.405, or an asset-backed issuer, as defined in Item 1101(b) of Regulation AB (Item 229.1101(b) of this chapter), that has:

A.	No or nominal operations; and

B.	Either:

1.	No or nominal assets;

2.	Assets consisting solely of cash and cash equivalents; or

3.	Assets consisting of any amount of cash and cash equivalents and nominal other assets; or

ii.	An issuer that has been at any time previously an issuer described in paragraph (i)(1)(i).

2.
Notwithstanding paragraph (i)(1), if the issuer of the securities previously had been an issuer described in paragraph (i)(1)(i) but has ceased to be an issuer described in paragraph (i)(1)(i); is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act; has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports (Rule 249.308 of this chapter); and has filed current "Form 10 information" with the Commission reflecting its status as an entity that is no longer an issuer described in paragraph (i)(1)(i), then those securities may be sold subject to the requirements of this section after one year has elapsed from the date that the issuer filed "Form 10 information" with the Commission.

3.
The term "Form 10 information" means the information that is required by Form 10 or Form 20-F (Rule 249.210 or Rule 249.220f of this chapter), as applicable to the issuer of the securities, to register under the Exchange Act each class of securities being sold under this rule. The issuer may provide the Form 10 information in any filing of the issuer with the Commission. The Form 10 information is deemed filed when the initial filing is made with the Commission.